CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Legend Marketing Corp.

We consent to the incorporation in the registration statement dated on or about March 12, 2007 on Form SB-2 of Legend Marketing Corp. of our auditors’ report dated September 21, 2006 on the consolidated balance sheet of Legend Marketing Corp. as at April 30, 2006 and April 30, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flow, for the year then ended.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

“Smythe Ratcliffe LLP” (signed)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
March 12, 2007